Exhibit 8.1

                    , 2006

Secure Computing Corporation

4810 Harwood Road

San Jose, CA 95124

Ladies and Gentlemen:

We have acted as counsel for Secure Computing Corporation, a Delaware corporation (“Secure”) in connection with the preparation and execution of the Agreement and Plan of Merger dated as of August 17, 2005 (the “Agreement”), by and among Secure, CyberGuard Corporation, a Florida corporation (“CyberGuard”), and Bailey Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Secure (“Bailey Acquisition”). Pursuant to the Agreement, CyberGuard will merge with and into Bailey Acquisition, with Bailey Acquisition continuing as the surviving corporation and a wholly owned subsidiary of Secure (the “Merger”). All section references, unless otherwise indicated, are to the Internal Revenue Code of 1986, as amended (the “Code”).

You have requested our opinion concerning certain United States federal income tax consequences of the Merger. In delivering this opinion, we have reviewed and relied upon (without any independent investigation) the facts, statements, descriptions and representations set forth in the Agreement (including exhibits thereto), the registration statement on Form S-4 filed with the Securities and Exchange Commission (the “SEC”), as amended at any time to and including the date hereof (including exhibits thereto, the “Registration Statement”), and such other documents pertaining to the Merger as we have deemed necessary or appropriate. We also have relied upon (without any independent investigation) certificates of officers of Secure, Bailey Acquisition and CyberGuard, respectively (the “Officers’ Certificates”).

In connection with rendering this opinion, we have assumed (without any independent investigation) that:

1. Original documents (including signatures) are authentic, documents submitted to us as copies conform to the original documents, and there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof.

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2. Any representation or statement referred to above made “to the knowledge of,” “to the best of the knowledge” or otherwise similarly qualified is correct without such qualification. As to all matters in which a person or entity making a representation referred to above has represented that such person or entity either is not a party to, does not have, or is not aware of, any plan, intention, understanding or agreement, there is in fact no such plan, intention, understanding or agreement.

3. All statements, descriptions and representations contained in any of the documents referred to herein or otherwise made to us are true and correct in all material respects and will continue to be true and correct in all material respects as of the Effective Time and all other relevant times, and no actions have been (or will be) taken which are inconsistent with such representations.

4. The Merger will be reported by Secure, CyberGuard and Bailey Acquisition on their respective federal income tax returns in a manner consistent with the opinion set forth below.

5. The Merger will be consummated in accordance with the Agreement (and without any waiver, breach or amendment of any of the provisions thereof) and will be effective under the applicable state laws.

6. An opinion of counsel that is substantially identical in substance to this opinion has been delivered to CyberGuard by Boult, Cummings, Conners & Berry, PLC, and will not be withdrawn prior to the Effective Date.

Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein and in the Registration Statement, (i) we are of the opinion that, if consummated in accordance with the provisions of the Agreement (and without any waiver, breach or amendment of any of the provisions thereof), and if the statements set forth in the Officers’ Certificates are true and correct as of the Effective Time, the Merger will be a “reorganization” for federal income tax purposes within the meaning of Section 368(a) of the Code, and (ii) the disclosure in the Registration Statement under the heading “The Proposed Merger — Material U.S. Federal Income Tax Consequences of the Merger” constitutes our opinion of the material U.S. federal income tax consequences of the Merger, subject to the limitations set forth therein.

This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, existing judicial decisions, administrative regulations and published rulings and procedures, all as in effect as of the date of this opinion. Our

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opinion is not binding upon the Internal Revenue Service or the courts, and there is no assurance that the Internal Revenue Service will not successfully assert a contrary position. Furthermore, no assurance can be given that future legislative, judicial or administrative changes, on either a prospective or retroactive basis, would not adversely affect the accuracy of the conclusions stated herein. Nevertheless, we undertake no responsibility to advise you of any new developments in the application or interpretation of the federal income tax laws.

This opinion concerning certain of the United States federal tax consequences of the Merger is limited to the specific United States federal tax consequences presented above, and does not address any other federal, state, local or foreign tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger).

No opinion is expressed as to any transaction other than the Merger as described in the Agreement or to any transaction whatsoever, including the Merger, if all the transactions described in the Agreement are not consummated in accordance with the terms of such Agreement and without waiver or breach of any material provision thereof or if all of the representations, warranties, statements and assumptions upon which we relied are not true and accurate at all relevant times. In the event any one of the statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

We hereby consent to the filing of this opinion with the SEC as an exhibit to the Registration Statement. We also consent to the references to our firm under the headings “The Proposed Merger — Material U.S. Federal Income Tax Consequences of the Merger” and “Legal Matters” in the Joint Proxy Statement/Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended or the General Rules and Regulations of the SEC.

This opinion has been delivered to you for the purpose of satisfying the requirements of the Agreement.

Very truly yours,